News release
Investor Bancorp, Inc.

Investors Bancorp Contact: Domenick Cama ISBC
(973) 924-5105
dcama@isbnj.com

Investors Bancorp, Inc. and Summit Federal Bankshares, Inc. Complete Merger

Short Hills, N.J. - (PR NEWSWIRE) -June 11, 2008. -Investors Bancorp, Inc. (NASDAQ:ISBC), the holding company for Investors Savings Bank, announced that it has completed its acquisition of Summit Federal Bankshares, Inc., the federally-chartered holding company for Summit Federal Savings Bank. As previously disclosed the acquisition was accounted for as a pooling of interests. As of March 31, 2008, Summit Federal operated five branches in Union, Middlesex, Hunterdon and Warren counties, New Jersey, and had assets of $112.2 million, deposits of $95.8 million and equity of $15.2 million. Each Summit Federal branch office has become a branch office of Investors Savings Bank.

Investors Bancorp, Inc. operates from its corporate headquarters in Short Hills, New Jersey and, with the addition of Summit Federal, through fifty-two Investors Savings Bank branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset, Union and Warren Counties, New Jersey. In connection with the acquisition, Investors Bancorp, Inc. issued 1,744,592 additional shares of its common stock to Investors Bancorp, MHC (“Investors MHC”), based on the pro forma market value of $25.0 million for Summit Federal and the average closing price of a share of Investors Bancorp, Inc. common stock, as reported on the NASDAQ Stock Market, for twenty (20) consecutive trading days ending on June 4th. Richard Petroski, Chairman of the Board of Summit Federal and its holding companies, has been appointed to the board of directors of Investors Savings Bank and its holding companies. William V. Cosgrove, the President and Chief Executive Officer of Summit Federal, has been appointed a Senior Vice President of Investors Savings Bank.

“On behalf of Investors Savings Bank, I want to welcome the customers and employees of Summit Federal to the Investors Savings Bank family,” stated Investors Savings Bank President and Chief Executive Officer, Kevin Cummings. “During this process, the employees of both organizations have demonstrated their commitment, dedication and expertise by making this transition as smooth as possible for everyone. I am very confident that our new customers will experience the same level of outstanding service that they were accustomed to at Summit Federal but with the added benefit of more products and services available through additional delivery channels to meet their financial needs.”

Mr. Cosgrove commented “Although we are closing one chapter in our bank’s history, we believe we are starting another one that will be even brighter.  We have been warmly welcomed by Investors Savings Bank, and we expect a smooth integration for employees and customers alike. The breadth of Investors’ product offerings and it extensive branch network will result in expanded and enhanced services and products for our customers.”

About Investors Bancorp, Inc.

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey and fifty-two branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset, Union and Warren Counties, New Jersey. For more information, please visit the Company's website at www.isbnj.com.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, the risks that the costs and difficulties related to the integration of the businesses of Investors Savings Bank and Summit Federal will be greater than anticipated; including difficulties relating to retaining Summit Federal customers, and that general economic conditions may be less favorable than anticipated.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the results of any revision which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.